Exhibit 99.1

Unwired Planet Announces Departures

UNWIRED PLANET, INC. ANNOUNCES RESIGNATION OF DANIEL MENDEZ AND TIMOTHY ROBBINS

RENO, NV – May 18, 2015 – Unwired Planet, Inc. (NASDAQ: UPIP) today announced that Daniel Mendez and Timothy Robbins have resigned from Unwired Planet, effective July 1, 2015. Incoming Chief Executive Officer Boris Teksler, who begins June 1, 2015, will assume principal responsibility for intellectual property activities.

“On behalf of the Board of Directors, I would like to thank both Daniel and Tim for their years of dedication to Unwired Planet and for their tireless efforts to build and execute the patent strategy of this company,” said Bill Marino, a member of the Board of Directors and Intellectual Property Committee. “Boris will recruit to enhance the existing team and drive the intellectual property strategy to building a sustainable and profitable business.”

“Daniel and I have profound and deep rooted respect for the vision, pioneering work and innovation from the early days of Unwired Planet that sparked the development of the mobile ecosystem and enabled devices like smartphones and tablets,” said Tim Robbins. “We are confident that Boris Teksler will continue to unlock the value of this innovation and lead the Company into new and exciting opportunities. The shareholders are in excellent hands with Boris, and he will have our full and continuing support.”

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile

Unwired Planet Announces Departures

advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Reno, Nevada. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

For More Information:

Lauren Stevens

The Blueshirt Group

lauren@blueshirtgroup.com

Tel: 415-217-2632

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